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EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Raytheon Company of our reports dated January 25, 2000, except for the information in Note R as to which the date is March 7, 2000, and January 25, 2000 relating to the financial statements and financial statement schedule, respectively, which appear in Raytheon Company's Annual Report on Form 10-K for the year ended December 31, 1999.

We also consent to the incorporation by reference in this Registration Statement of our reports dated June 16, 2000 relating to the financial statements, which appear in the Annual Report of the Raytheon Savings and Investment Plan, the Raytheon Employee Savings and Investment Plan and the Raytheon Savings and Investment Plan for Puerto Rico Based Employees on Form 10-K/A for the year ended December 31, 1999.



PriceWaterhouseCoopers LLP

Boston, Massachusetts
December 22, 2000